EXHIBIT 23.5
CONSENT OF DAVIDSON & COMPANY LLP
We consent to the use of our report dated August 22, 2006 relating to the consolidated financial statements of White Knight Resources Ltd., which appears in each of the Registration Statements numbered 333-138233, 333-138271 and 333-138272 on Form S-4 and the related prospectuses for U.S. Gold Corporation and US Gold Canadian Acquisition Corporation (collectively, the “SEC Filings”) as well as the Canadian Takeover Bid Circular (together with the SEC Filings, the “Documents”) and any amendments to the Documents. We also consent to the reference to us under the heading “Experts” in the Documents and any amendments thereto.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Accountants

January 22, 2007